Exhibit (e)(11)
THIRD AMENDMENT TO RIGHTS AGREEMENT
     Third Amendment (this “Amendment”), dated as of February 9, 2007, to the Rights Agreement (the “Rights Agreement”), dated as of July 7, 1998, as amended on November 5, 2006 and on December 18, 2006, between ElkCorp (formerly known as “Elcor Corporation”), a Delaware corporation (the “Company”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.
     WHEREAS, the parties hereto entered into the Rights Agreement, pursuant to which the Rights Agent agreed to act as agent with respect to the Rights, whose privileges and obligations were set forth in the Agreement;
     WHEREAS, the parties desire to further amend the Agreement, as set forth herein; and
     WHEREAS, pursuant to Section 27 of the Agreement, the Agreement may be amended by the Company without the approval of any holders of Right Certificates by a writing signed by the Company and the Rights Agent.
     Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendment to Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
Anything in this Section 1(a) or this Agreement to the contrary notwithstanding, none of BMCA Acquisition Inc., a Delaware corporation (“Parent”), BMCA Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), nor any of their respective Affiliates is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (i) the execution of, or their entry into, the Agreement and Plan of Merger, dated February 9, 2007, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “BMCA Merger Agreement”); (ii) their acquisition or their right to acquire, beneficial ownership of Common Stock as a result of their execution of the BMCA Merger Agreement; (iii) the consummation of the Offer (as defined in the BMCA Merger Agreement) or the Merger (as defined in the BMCA Merger Agreement), in each case in accordance with, pursuant to, and on the terms and subject to the conditions set forth in the BMCA Merger Agreement; it being the purpose of the Company that neither the execution of the BMCA Merger Agreement by any of the parties thereto (after giving effect to any amendment to the BMCA Merger Agreement entered into by the Company) nor the consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement, shall in any respect give rise to any provision of this Agreement becoming effective.
     2. Amendment to Definition of “Distribution Date”. Section 1(g) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
The foregoing or any provision to the contrary in this Agreement notwithstanding, a Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the BMCA Merger Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement.
     3. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the words “(such earlier date, the “Final Expiration Date”)” in subsection (i) clause (y) and replacing them with the following:
and (z) immediately prior to the Effective Time (as defined in the BMCA Merger Agreement) (such earlier date, the “Final Expiration Date”)
     4. Amendment to Definition of “Stock Acquisition Date.” Section 1(r) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
The foregoing or any provision to the contrary in this Agreement notwithstanding, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the BMCA Merger Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement.
     5. Amendment of Section 30. Section 30 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the BMCA Merger Agreement, the consummation of the Offer any other transactions contemplated by the BMCA Merger Agreement, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement or the public announcement of any of the foregoing.
     6. Termination of Merger Agreement. If for any reason the BMCA Merger Agreement is terminated prior to the Acceptance Date (as defined therein), then this Amendment shall be of no further force and effect and the Agreement shall remain the same as it existed immediately prior to execution of this Amendment.
     7. Definitions. Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.
     8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.
     9. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.
     10. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     11. Effectiveness. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ELKCORP

By:	/s/ Richard A. Nowak

Name:	Richard A. Nowack

Title:	President and Chief Operating Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Mona L. Vorhees

Name:	Mona L. Vorhees

Title:	Assistant Vice President